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                                                                       Exhibit 5
                                                                       ---------

                           OPINION OF BOLING & MCCART



                                                August 22, 1994



Koger Equity, Inc.
3986 Boulevard Center Drive
Jacksonville, Florida  32207

        Re:  Koger Equity, Inc. Preferred and Common Stock

Gentlemen:

        We have acted as counsel to Koger Equity, Inc. (the "Company") in connection with the preparation and filing of the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of up to $100,000,000 in principal amount of shares of Preferred and Common Stock of the Company (together the "Securities"). The Securities may be offered in several offerings. The Preferred Stock may be offered in series, and may be convertible into shares of Common Stock.

        We have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigation of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Based upon the foregoing, we are of the opinion that:

        1. When, in respect to the issuance of a class or series of Securities, the issuance has been duly authorized by all necessary action of the Company, such Securities, when issued, will be valid and legally issued Securities.

        2. When the issuance of a class or series of Securities has been duly authorized by all necessary action and delivered by the Company, and issued and sold as contemplated in the Registration Statement and the prospectus, as amended or supplemented, delivered pursuant to the Act and the applicable rules thereunder in connection therewith, such Securities will be legally and validly issued, fully paid and nonassessable, and the holders of such Securities will be entitled to the benefits of the holders of the class or series of Securities which they have acquired.

        We are admitted to the Bar of the State of Florida and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus under the heading "Legal Matters."

        This opinion is furnished by us as counsel to the Company and is solely for the benefit of the addressee hereof. It may not be relied upon by any other person or for any other purpose without our prior written consent.

                                        Very truly yours,

                                        /s/Boling & McCart

                                        Boling & McCart